May 30, 2007

Dear Shareholder:

I am pleased to report outstanding performance by your bank during the recently ended first quarter. Many key metrics of financial success, including net income, have increased by more than 24% compared to the previous year.

We have an excellent leadership team in place, perhaps the best in my 34-year career with the bank, and continue to attract outstanding new talent, such as Harvey Church, Maury County Senior Executive/Private Banking, and Craig Holland, Williamson County President. In short, we have the people, the plan and the momentum for continued growth.

Highlights of F&M's first quarter:

  Up 24.45% - Year-to-date net income has grown from $1.64 million in the first quarter of 2006 to $2.05 million in the first quarter of this year.
  Up 27.16% - Return on average assets (ROAA) has increased from 0.81% in first quarter 2006 to 1.03% in first quarter 2007.
  Up 27.51% - Return on equity (ROE) has moved from 6.18% in the first quarter of 2006 to 7.88% in the first quarter of this year.
  Up 26.55% - Earnings per share grew from $1.13 to $1.43, comparing first quarter 2006 to first quarter 2007.

The strong trends in the key metrics outlined above are supported by excellent performance in bank fundamentals:

  Net loans rose from $465 million in first quarter 2006 to $482 million in first quarter 2007.
  Loan-to-deposit ratio grew from 67.00% to 71.60% during the same period.
  Year-to-date net loan losses declined from an annualized net charge off ratio of 0.06% in 2006 to a net recovery of 0.03% in 2007. As you can see, the bank has done an outstanding job of maintaining excellent asset quality. Not only did we have zero loan losses in the most recent quarter, we recovered loans previously written off - an accomplishment rarely achieved in our industry.
  Total equity as of March 31, 2007 is $105,251,000.

Thank you for your continued support of First Farmers & Merchants Bank. We hope you will find an opportunity to do business with us during the remainder of the year and enhance your investment at the same time. If you don't currently bank with us, we want the opportunity to talk with you about moving your business and personal banking relationships to F&M. Also ready to serve you is our Trust Department, which is widely recognized for its combination of strong performance and competitive fees.

Sincerely,

/s/ T. Randy Stevens

T. Randy Stevens

Chairman & Chief Executive Office